                                                                    Exhibit 99.1

[ARGONAUT LOGO]

                                         CONTACT:
                                         DAVID J. FOSTER
                                         CHIEF FINANCIAL OFFICER
                                         650-655-4200
                                         INVESTOR@ARGOTECH.COM

            ARGONAUT TECHNOLOGIES REPORTS FIRST QUARTER 2003 RESULTS

          - First quarter 2003 net sales increased over 30% vs. Q12002

          - Total operating expenses declined $500,000 vs. Q42002

          - Net loss of $2.5 million was in line with guidance

FOSTER CITY, CALIF. APRIL 24, 2003 -- Argonaut Technologies, Inc. (Nasdaq: AGNT) today reported financial results for the first quarter ended March 31, 2003.

For the first quarter of 2003, net sales were $6.3 million compared to $4.8 million for the first quarter of 2002. The 30% increase in sales is primarily driven by the acquisition of the Jones Group in February 2002. For the first quarter of 2003, the net loss was approximately $2.5 million, or $(0.13) per share, compared to a net loss of $3.1 million, or $(0.16) per share, for the first quarter of 2002. These results were in line with the guidance given on the Company's fourth quarter 2002 conference call.

"In the first quarter of 2003, we implemented several aspects of the company's critical strategic decisions to focus on chemistry consumables for drug discovery and to concentrate our resources on instruments for the process development stage of drug development," stated Lissa A. Goldenstein, Argonaut's president and chief executive officer. "We have realigned both our marketing and sales and our research and development teams to address this significant transition. We remain focused on achieving positive cash flow in the fourth quarter of 2003 and have continued to streamline our operations. We continue to look for ways to more efficiently manage all aspects of our business, without sacrificing future growth. We believe continuing to invest prudently in innovative chemistry consumables, instrumentation and software will enable us to grow our business in the years to come."

As of March 31, 2003, Argonaut had approximately $23.5 million in cash, cash equivalents, and short-term investments, excluding $12.1 million of restricted cash.

Ms. Goldenstein continued, "In order to realize the financial benefits of our instrumentation strategy, we must focus our instrument resources in process development. Importantly, during the quarter, we successfully launched both the Advantage Series 3400 and the Advantage Series 4100, which address different stages of process scale-up, and initial feedback from customers is quite positive. We will no longer develop or manufacture several of our legacy instruments that address the combinatorial chemistry market; however, we plan to continue to service and support these products."
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BUSINESS OUTLOOK

Ms. Goldenstein provided the following comments regarding the outlook for the second quarter of 2003, "As we predicted, the transition in our instrument strategy did impact our first quarter instrument orders. Nonetheless, we believe that this transition will be behind us, assuming no further deterioration in the economy, by the second half of this year. The good news is that chemistry continues to happen, which requires chemistry consumables for more efficient and optimal synthesis and purification of new chemical entities."

"Accordingly, we expect revenues for the second quarter of 2003 to be between $6.8 million and $7.2 million. Gross margin for the second quarter is expected to be between 43% and 45% consistent with the first quarter results. We continue to implement cost savings programs throughout the company, and anticipate that our total operating expenses for the second quarter will be between $4.8 million and $5.2 million. We expect our net loss for the quarter to be approximately $1.8 million to $2.2 million," continued Ms. Goldenstein.

CONFERENCE CALL DETAILS

Argonaut Technologies will discuss these financial results and its outlook during a conference call scheduled for today, Thursday, April 24, 2003 at 2:00 p.m. Pacific / 5:00 p.m. Eastern. Interested parties may participate in the conference call by dialing 800-865-4425 (international callers dial:
973-935-2101). The call will also be available via live audio broadcast over the Internet at www.argotech.com. For those unable to participate on the live call, a 24-hour replay will be available for seven days after the call at www.argotech.com, or by calling 877-519-4471 (international callers dial:
973-341-3080) and giving the following pass code: 3877392.

ABOUT ARGONAUT TECHNOLOGIES, INC.

We are a leading provider of consumables, instruments and services designed to help the pharmaceutical industry accelerate and improve the development of new medicines and the successful filing of new chemical entities. Our products enable chemists to increase productivity, reduce operating costs, achieve faster time-to-market, and explore the increasing number of targets and chemical compounds available for drug development. More than 1,200 customers use Argonaut's products worldwide. For more information, visit www.argotech.com.

FORWARD LOOKING STATEMENTS

Statements included in this press release that are not historical in nature may be "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Examples of such forward-looking statements include, without limitation, statements regarding the outlook for net sales, gross margins, operating expenses and net loss for the 2003 second quarter and 2003 fiscal year, our goal of achieving positive cash flow in the fourth quarter of 2003, the future demand for our instruments and consumables, anticipated revenue and other financial benefits from our contract R&D programs and our instrumentation strategy, anticipated impact of concentrating and streamlining product lines and the benefits from cost savings initiatives. Any such forward-looking statements reflect the judgment of our management as of the date of this release, and involve risks and uncertainties, including the risk that increasing revenues and decreasing expenses may not be realized as quickly as anticipated or at all and the risk that the current slow period in our industry continues for longer than we expect or
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deteriorates further, with a reduction in demand for instruments and consumables, each of which could significantly impact our business and results of operations. These and other risk factors are discussed in Argonaut's Annual Report on Form 10-K for the year ended December 31, 2002 filed on March 31, 2003, and its other reports with the Securities and Exchange Commission. Argonaut disclaims any intent or obligation to update these forward-looking statements. The Company claims the protection of the Safe Harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

                                       ###
                         financial statements to follow

                           ARGONAUT TECHNOLOGIES, INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                      (In thousands, except per share data)
                                   (Unaudited)


                                                                    Three Months Ended
                                                                         March 31,
                                                                         ---------
                                                                    2003             2002
                                                                    ----             ----
Net sales                                                        $  6,253         $  4,757
Costs and Expenses:
   Costs of sales                                                   3,497            2,590
   Research and development                                         1,293            1,380
   Selling, general and administrative                              3,790            3,913
   Amortization of purchased intangibles                              211              119
                                                                 --------         --------
Total costs and expenses                                            8,791            8,002
                                                                 --------         --------
Loss from operations                                               (2,538)          (3,245)
Other income (expenses):
   Interest and other income                                          243              304
   Interest and other expense                                        (178)            (139)
                                                                 --------         --------
Net loss before provision for income taxes                         (2,473)          (3,080)
Provision for income taxes                                            (58)             (37)
                                                                 --------         --------
Net loss                                                         $ (2,531)        $ (3,117)
                                                                 ========         ========
Net loss per common share, basic and diluted                     $  (0.13)        $  (0.16)
                                                                 ========         ========
Weighted-average shares used in
   computing net loss per common share, basic and diluted          20,022           19,564
                                                                 ========         ========

                           ARGONAUT TECHNOLOGIES, INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (In thousands)

                                                      March 31,    December 31,
                                                        2003           2002
                                                        ----           ----
                                                     (Unaudited)        (1)
ASSETS
Current assets:
   Cash and cash equivalents                           $18,941        $20,895
   Short-term investments                                4,550          5,999
   Accounts receivable, net                              4,279          4,389
   Inventories                                           6,565          6,280
   Notes receivable                                        231            237
   Prepaid expenses & other current assets                 758            727
                                                       -------        -------
     Total current assets                               35,324         38,527
Restricted cash                                         12,099         12,327
Property and equipment, net                              4,796          4,921
Goodwill                                                10,173         10,173
Other intangible assets, net                             6,234          6,425
                                                       -------        -------
                                                       $68,626        $72,373
                                                       =======        =======
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Accounts payable                                    $ 1,839        $ 1,873
   Accrued compensation                                  1,065          1,087
   Other accrued liabilities                             2,001          2,506
   Deferred revenue                                      1,557          1,972
   Current portion of capital lease obligations             64             88
                                                       -------        -------
     Total current liabilities                           6,526          7,526

Long term debt                                          12,031         12,334

Stockholders' equity                                    50,069         52,513
                                                       -------        -------
                                                       $68,626        $72,373
                                                       =======        =======

(1) The condensed consolidated balance sheet at December 31, 2002 has been derived from the audited consolidated financial statements at that date but does not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements.